Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

SIMTEK CORPORATION

at

$2.60 Net Per Share

by

COPPER ACQUISITION CORPORATION

a wholly-owned subsidiary

of

CYPRESS SEMICONDUCTOR CORPORATION

August 15, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Copper Acquisition Corporation, a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), is making an offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Simtek Corporation, a Delaware corporation (the “Company”), at $2.60 per Share net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated August 15, 2008 (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto and the Offer to Purchase, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated August 1, 2008, by and among the Purchaser, Parent and the Company (as it may be amended from time to time, the “Merger Agreement”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated August 15, 2008;

2.	Letter of Transmittal, including a Substitute Form W-9 and Form W-8BEN, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, by the expiration of the Offer;

4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

6.	Instructions for the Requestor of Forms W-8BEN, W-8ECI, W-8EXP, and W-8IMY providing information relating to backup federal income tax withholding for non-U.S. stockholders; and

7.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 12, 2008, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Georgeson (the “Information Agent”) or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Purchaser will reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, on September 12, 2008.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

CYPRESS SEMICONDUCTOR CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU AS THE AGENT OF THE PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.